Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 29, 2011 relating to the financial statements as of and for the year ended December 31, 2010 of the Savings Plan of Carpenter Technology Corporation appearing in the Annual Report on Form 11-K for the year ended December 31, 2010.

/s/ ParenteBeard LLC

Reading, Pennsylvania

June 15, 2012